Exhibit 10.2

VIA HAND DELIVERY

April 3, 2017

Justin Renz

[Address]

[Address]

Dear Justin:

As we discussed, your employment with Karyopharm Therapeutics Inc. (the “Company”) will end effective April 3, 2017 (the “Resignation Date”). As we also discussed, you will be eligible to receive the severance benefits described in paragraph 1 below if you (i) sign and return this Agreement to me by April 3, 2017 (but no earlier than the Resignation Date) and comply with all terms hereof, and (ii) sign and return the Additional Release attached hereto as Attachment A no later than April 22, 2017, and do not revoke your agreement to the Additional Release (attached hereto as Attachment A). By signing and returning this Agreement and the Additional Release (and not revoking the Additional Release), you will be entering into binding agreements with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the releases of claims set forth in paragraph 2 and the Additional Release. Therefore, you are advised to consult with an attorney before signing this Agreement and the Additional Release, and you have been given a reasonable amount of time to do so.

Although your receipt of the severance benefits is expressly conditioned on you entering into this Agreement and the Additional Release, the following will apply regardless of whether or not you timely sign and return this Agreement and timely sign, return, and do not revoke the Additional Release:

•	As of the Resignation Date, all salary payments from the Company will cease and any benefits you had as of the Resignation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

•	You will receive on or before the Resignation Date payment for your final wages and any unused vacation time accrued through the Resignation Date.

•	You may, if eligible and at your own cost (unless otherwise stated in paragraph 1 below), elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.

•

You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 10 below. Further, you remain subject to your continuing confidentiality, non-competition, and non-solicitation obligations to the

85 Wells Avenue, Suite 210 Newton, MA 02459 www.karyopharm.com

Company as set forth in the Non-Disclosure and Inventions Assignment Agreement (the “Restrictive Covenant Agreement”) you previously executed for the benefit of the Company, which remains in full force and effect; provided, however, that such non-competition and non-solicitation obligations shall terminate effective April 3, 2018.

•	The stock option granted to you by the Company on September 9, 2014 (the “2014 Option”) shall cease vesting effective as of the Resignation Date and shall terminate, to the extent unexercised, three months thereafter in accordance with its terms. Any and all other outstanding and unvested equity awards previously granted to you by us shall be treated in accordance with the applicable equity plans and award agreements.

If you elect to timely sign and return this Agreement and the Additional Release and do not timely revoke your acceptance of the Additional Release (as described therein), the following terms and conditions will also apply:

1. Severance Benefits –The Company will provide you with the following severance benefits (the “severance benefits”):

a.	Severance Pay. The Company will pay to you $278,250, less all applicable taxes and withholdings, as severance pay (an amount equivalent to nine months of your current base salary). The severance pay will be paid in 18 equal semi-monthly installments in accordance with the Company’s regular payroll practices, but in no event shall payments begin earlier than the Company’s first payroll date following expiration of the Revocation Period for the Additional Release (as described therein).

b.	Consulting Relationship. Upon the Resignation Date, you and the Company shall enter into the Consulting Agreement attached hereto as Attachment B. During the term of the Consulting Agreement (as such term is defined in the Consulting Agreement) and as consideration for the Consulting Agreement, any outstanding and unvested equity awards previously granted to you by the Company, with the exception of the 2014 Option which shall be treated as described above, will continue to vest and be exercisable in accordance with the applicable equity plans and award agreements; provided that, for the avoidance of doubt, it is understood that no acceleration of vesting of the restricted stock unit award granted to you on November 5, 2015, shall apply in the event your consulting relationship with us terminates for any reason before November 5, 2017.

c.	COBRA Benefits. Should you timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is nine (9) months following the Separation Date, and (y) the date on which you obtain alternative coverage (as applicable, the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on your behalf immediately prior to the Separation Date. The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you obtain alternative medical and/or dental insurance coverage prior to the date that is nine (9) months following the Separation Date, you will so inform the Company in writing within five (5) business days of obtaining such coverage.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits following the Resignation Date other than as set forth in this paragraph.

2. Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, the July 2, 2014 employment letter by and between you and the Company, as amended on January 23, 2015); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

3. Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed on page 1 of this Agreement, as well as the obligations set forth in the Restrictive Covenants Agreement, which survive your separation from employment with the Company. For clarification, but not limitation, this means that you acknowledge and reaffirm that you are prohibited from competing with the Company or soliciting any current employee of the Company (as more fully described in Section 5 of the Restrictive Covenant Agreement). Notwithstanding the foregoing, you and the Company agree that your non-competition, and non-solicitation obligations set forth in the Restrictive Covenants Agreement terminate effective April 3, 2018.

4. Resignation as Officer – You hereby resign from your employment and officer position with the Company, and as a director and/or officer of any and all subsidiaries of the Company, effective as of the Resignation Date. Further, you hereby irrevocably appoint the Company to be your attorney-in-fact to execute any documents and do anything in your name and on your behalf necessary to effect your ceasing to serve as an officer or employee of the Company or as a director or officer of any subsidiary of the Company.

5. Non-Disparagement – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. In return, the Company will instruct its directors and officers not to, in public or private, make any false disparaging, derogatory or defamatory statements, online (including without limitation, on any social media, networking, or employee review site) or otherwise, to any third party regarding you.

6. Company Affiliation – You agree that, following the Resignation Date, you will not hold yourself out as an officer or employee of the Company, and you agree to update any directory information that indicates you are currently affiliated with the Company. Without limiting the foregoing, you confirm that, within five days following the Resignation Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that you are no longer employed by the Company.

7. Return of Company Property – Other than materials required to perform your responsibilities under the Consulting Agreement, you confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment, and you have not retained any copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

8. Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages including overtime, bonuses, commissions, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

9. Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 10 below, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company. For avoidance of doubt, you may share the terms and contents of this Agreement with your attorneys, tax advisors and immediate family members provided that you otherwise comply with the terms of this paragraph 9.

10. Scope of Disclosure Restrictions – Nothing in this Agreement prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

11. Cooperation– You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

12. Amendment and Waiver – This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13. Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14. Nature of Agreement – You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15. Acknowledgments and Voluntary Assent – You acknowledge that you have been given a reasonable amount of time to review this Agreement and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing it. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16. Applicable Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

17. Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith (including, without limitation, the July 2, 2014 employment letter by and between you and the Company, as amended on January 23, 2015).

18. Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 1 of this Agreement.

Very truly yours,

By:	/s/ Christopher B. Primiano

Christopher B. Primiano

SVP, Operations, Business Development, General Counsel and Secretary

I hereby agree to the terms and conditions set forth above.

/s/ Justin Renz	April 3, 2017

Justin Renz	Date

To be returned in a timely manner as set forth on the first page of this Agreement.

Attachment A

Additional Release

In consideration for the severance benefits set forth in the Agreement to which this Additional Release is attached as Attachment A, which I would not otherwise be entitled to receive, I, on behalf of myself and anyone who might claim through me, irrevocably and unconditionally hereby release, waive, discharge and hold harmless the Released Parties (as defined in the Agreement) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), arising under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”). Excluded from this Additional Release, however, are any rights I may have to file a charge with, cooperate with, or participate in any investigation or proceeding before, a government agency (although I do release and waive, and agree not to seek or accept, any monetary payment or other individual relief in connection with any such charge, investigation or proceeding).

I acknowledge that I have been given at least 21 days to consider, sign and return this Additional Release, and that if I am signing and returning the Additional Release before the 21-day period, I have done so voluntarily and freely elected not to take the entire time allowed in order to obtain sooner the benefits set forth in the Agreement. I understand that I have seven days after the date I sign this Additional Release to change my mind and decide to revoke it by notifying the Company in writing of my intent to so revoke (the “Revocation Period”). I acknowledge that I was advised to consult with an attorney of my choice before signing this Additional Release and that I have done so.

I acknowledge that by entering into this Additional Release I am waiving any and all rights of claims I might have under the ADEA or OWBPA, and that I have received consideration beyond that to which I was otherwise entitled. I hereby provide this Additional Release as of the date below and acknowledge that I will not be entitled to receive the severance benefits unless this Additional Release becomes effective and enforceable.

April 3, 2017	/s/ Justin Renz

Date	Justin Renz

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